Exhibit 99.1

NEWS For Immediate Release

Editorial Contacts:

Daphne Kent

Quest Software, Inc.

614.726.4787

Daphne.Kent@quest.com

Christine McDermott

NetPro Computing, Inc.

602.346.3639

ChristineM@netpro.com

Investor Contact:

Stephen Wideman

949.754.8142

Stephen.Wideman@quest.com

QUEST SOFTWARE ACQUIRES NETPRO COMPUTING, INC.

Combined Organization Will Increase Value That Enterprises

Gain from Active Directory, Exchange, SharePoint and SQL Server

ALISO VIEJO, Calif., Sept. 12, 2008 – Quest Software, Inc. (Nasdaq: QSFT) today announced that it has acquired NetPro Computing, Inc. in a cash transaction valued at approximately $78.7 million. The acquisition of NetPro, a leading provider of Microsoft infrastructure optimization solutions, allows Quest to further extend its product portfolio to deliver a comprehensive set of products to manage complex Microsoft infrastructures. The combined product offering is expected to provide robust solutions to better migrate, manage and secure Microsoft Active Directory, Exchange, SharePoint and SQL Server environments.

“The Windows infrastructure is mission critical for almost every organization today,” said Vinny Smith, chairman and CEO, Quest Software. “Companies want products that help them get more performance and productivity from their Windows infrastructure. Our acquisition of NetPro, with its award-winning products and talented Microsoft experts, will allow us to deliver solutions our customers need to feel confident in the reliability, availability and security of their Microsoft systems.”

Executive leadership teams from both companies have collaborated on a preliminary plan for the strategic integration of the two companies’ products and employees. Key members of NetPro’s management team will remain with Quest as the two companies work to consolidate operations.

A phased integration plan to consolidate the two companies’ Microsoft development, sales, marketing and services organizations to best serve Quest and NetPro customers is being implemented. Products from both companies will continue to be developed, marketed, supported and sold while technology roadmaps and product integration points are further defined. It is expected that the technology roadmap will be disclosed on or around October 15, 2008.

“NetPro is excited to be joining Quest Software,” said Kevin Hickey, CEO of NetPro. “Quest and NetPro share the common goal of helping customers solve complex problems for better Identity Management, as well as Active Directory, Exchange, SharePoint, and SQL Server management, compliance and security. In addition, we look forward to leveraging NetPro’s Gil Kirkpatrick, and other experts from NetPro and Quest, to expand the technology scope and topics of next year’s The Experts Conference, historically produced by NetPro.”

Quest Software will discuss details of the NetPro acquisition on its Q3 earnings conference call for financial analysts, investors and the news media. Information concerning date and time of the call will be posted on Quest Software’s Web site in the Investors/IR Events section at www.quest.com.

About Quest Software, Inc.

Quest Software, Inc., a leading enterprise systems management vendor, delivers innovative products that help organizations get more performance and productivity from their applications, databases, Windows infrastructure and virtual environments. Through a deep expertise in IT operations and a continued focus on what works best, Quest helps more than 90,000 customers worldwide meet higher expectations for enterprise IT. Quest provides customers with client management as well as server and desktop virtualization solutions through its subsidiaries, ScriptLogic and Vizioncore. Quest Software can be found in offices around the globe and at www.quest.com

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Quest, Quest Software and the Quest logo are trademarks or registered trademarks of Quest Software in the United States and certain other countries. Other trademarks and registered trademarks are property of their respective owners.

Forward Looking Statements

This press release includes predictions, estimates and other information relating to our acquisition of NetPro Computing, Inc. that might be considered forward-looking statements. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ from those anticipated as a result of various factors, including: risks that the transaction or related integration activity may disrupt current plans, projects and operations; and our ability to recognize the benefits of the acquisition. Other risks and uncertainties that may affect forward-looking statements include: introducing quality products on a timely basis that satisfy customer requirements and achieve market acceptance; lengthy and variable sales cycles create difficulty in forecasting the timing of revenue; risks associated with significant foreign operations, including fluctuations in foreign currency exchange rates; uncertainties relating to ongoing litigation and government investigations arising from our stock option investigation; competitive conditions in our various product areas; risks that our intellectual property rights may not be adequate to protect our business or that others may claim that we infringe upon their intellectual property rights; risks associated with the ability to retain existing personnel and recruit and retain qualified personnel; reductions or delays in information technology spending; changes in the demand for our products and services; inability to maintain or expand relationships with channel partners, value added resellers and systems integrators; difficulty of improving our infrastructure in order to be able to continue to grow; other risks inherent in software businesses; and other risks described from time to time in Quest’s filings with the SEC. For a discussion of these and other related risks, please refer to our recent SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2007, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

Web Links Referenced in this Release:

Quest Software, Inc.: www.qust.com/netpro

The Expert’s Conference: www.tec2009.com/